Exhibit 23.1
DEGOLYER  AND  MACNAUGHTON
5001  SPRING  VALLEY  ROAD
SUITE  800  EAST
DALLAS,  TEXAS  75244

TELEPHONE
(2 1 4) 3 6 8 - 6 3 9 1
FAX
(2 1 4) 3 6 9 - 4 0 6 1
WWW . DEMAC . COM
December 3, 2024
CONSENT OF DEGOLYER & MACNAUGHTON
We hereby consent to the use of the name DeGolyer & MacNaughton and the incorporation by reference in (i) the Registration Statements on Form S-3 (File Nos. 333-277702 and 333-269152) and (ii) the Registration Statements on Form S-8 (File Nos. 333-283004, 333-275472 and 333-261604) of Crescent Energy Company of our report dated November 26, 2024 prepared for Ridgemar (Eagle Ford) LLC, and the information contained therein, included in the Current Report on Form 8-K filed on or about December 3, 2024.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716